EXHIBIT 4.335
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 1 FEBRUARY 2011
CSI HUNGARY GYÁRTÓ ÉS KERESKEDELMI KORLÁTOLT FELELŐSSÉGŰ
TÁRSASÁG
AND
WILMINGTON TRUST (LONDON) LIMITED
AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

THIS DEED is made the 1st day of February 2011
BETWEEN:
(1)	CSI HUNGARY GYÁRTÓ ÉS KERESKEDELMI KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG a limited liability company (korlátolt felelősségű társaság) incorporated under the laws of Hungary, having its registered seat (as at the date of this Agreement) at H-8000 Székesfehérvár, Berényi út 72-100., Hungary, registered with the Fejér County Court acting as court of registration under registration number: Cg.07-09-013757, with tax identification number: 14122952-2-07 (the “Assignor”); and

(2)	WILMINGTON TRUST (LONDON) LIMITED in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”)
WHEREAS:
(A)	The Assignor has entered into a security over cash agreement dated 29 January 2010 and as subsequently amended by a deed of confirmation and amendment dated 16 November 2010 granted by CSI Hungary Gyártó és Kereskedelmi Korlátolt Feleősségű Társaság in favour of the Collateral Agent (the “Security Assignment”) pursuant to (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International BV, Pactiv Corporation, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG as administrative agent (the “Credit Agreement”), (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and collateral agent, as modified, amended or supplemented from time to time (the “2009 Senior Secured Notes Indenture”), and (iii) an indenture dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the “2010 Senior Secured Notes Indenture”).

(B)	In connection with the Credit Agreement, the 2009 Senior Secured Notes Indenture and the 2010 Senior Secured Notes Indenture certain parties to those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended) between among others The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse AG as representative under the credit agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor that are parties thereto (the “First Lien Intercreditor Agreement”).

(C)	Pursuant to an indenture (the “February Senior 2011 Secured Notes Indenture”) dated 1 February 2011 and entered into between, among others, the Issuers (as defined therein) (the “Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “February 2011 Senior Secured Notes”) were issued by the Issuers.

(D)	The obligations in respect of the February 2011 Senior Secured Notes and any Senior Secured Note Documents (as defined therein) will or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(E)	As a consequence of the execution of the February 2011 Senior Secured Notes Indenture it is necessary for the Assignor to make certain minor amendments to the Security Assignment, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.

2.	With effect from the date of this Deed, the Security Assignment shall be amended as follows:
(a)	In Clause 1.1 (Definitions) the following new definition of “February 2011 Issuers” shall be inserted in alphabetical order:

““February 2011 Issuers” means the “Issuers” under, and as defined in, the February 2011 Senior Secured Notes Indenture, including their successors in interest.”

(b)	In Clause 1.1 (Definitions) the following new definition of “February 2011 Senior Secured Notes Indenture” shall be inserted in alphabetical order:

““February 2011 Senior Secured Notes Indenture” means the indenture dated 1 February 2011, among the February 2011 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.”

(c)	In Clause 1.1 (Definitions) the existing definition of “Agreed Security Principles” shall be deleted and replaced by the following:

““Agreed Security Principles” has the meaning it is given in the Credit Agreement and the 2009 Senior Secured Notes Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.”

(d)	In Clause 1.1 (Definitions) the existing definition of “Credit Agreement” shall be deleted and replaced by the following:

““Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formally known as Credit Suisse) as administrative agent, as amended by amendment agreements dated 21 January 2010, 4 May 2010 and 30 September 2010 and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”

(e)	In Clause 1.1 (Definitions) the existing definition of “First Lien Intercreditor Agreement” shall be deleted and replaced by the following:

“First Lien Intercreditor Agreement” mean the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indenture, Credit Suisse AG (formally known as Credit Suisse) as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.”

(f)	In Clause 1.1 (Definitions) the existing definition of “Principal Finance Documents” shall be deleted and replaced by the following:

““Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.”

(g)	Clause 7(b) (Further Advances) shall be deleted in its entirety and replaced with the following:

“7(b)(i) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect if such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(ii) Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(iii) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured

Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.”
3.	The Assignor confirms that, with effect from the date of this Deed, the Security Assignment shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the new Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.

4.	The Assignor hereby represents that it has not registered one or more “establishments” (as that term is defined in regulation 2 of Part 1 of The Overseas Companies Regulations 2009) with the Registrar of Companies or, if it has so registered, it has provided to the Collateral Agent sufficient details to enable an accurate search against it to be undertaken by the Secured Parties at the Companies Registry.

5.	This Deed is supplemental to and shall be construed as one with the Security Assignment and all documents or instruments which are expressed to supplement the Security Assignment shall be construed accordingly.

6.	This Deed may be executed in two or more counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.

7.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

8.	For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Security Assignment and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Deed as if set out in full herein.

9.	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed.

10.	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

11.	Clauses 9 to 11 (inclusive) of this Deed are for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 9, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof this Deed has been duly executed as a deed by the Assignor and understood by the Collateral Agent on the day and year first before written.

The Assignor

Signed as a deed by	)
Karen Mower	)
as attorney for	)
CSI Hungary Gyártó és Kereskedelmi Korlátolt Feleősségű Társaság ) /s/ Karen Mower

The Collateral Agent

Signed by	)
Wilmington Trust (London) Limited	)

By:	/s/ Elaine Lockart
	Name:	Elaine Lockart
Address:	6 Broad Street Place London EC2M 7JH United Kingdom
Fax: +44 (0)20 7614 1122
Attention: Elaine Lockhart